As filed with the Securities and Exchange Commission on November 17, 2003

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ACCESS NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	82-0545425 (I.R.S. employer identification number)

1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191
Telephone Number: (703) 871-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jacob A. Lutz III
Troutman Sanders LLP
1111 East Main Street
P.O. Box 1122
Richmond, Virginia 23218-1122
Telephone Number: (804) 697-1200
(Name, address, including zip code and telephone number,
including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEES

Proposed
Title of each class		Proposed	maximum
of securities to be	Amount to be	maximum offering	aggregate offering	Amount of
registered	registered	price per share(1)	price(1)	registration fee

Common stock $1.67 par value	1,011,360	$6.67	$4,986,059	$404

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(g) under the Securities Act of 1933 and based upon the exercise price of $3.33 per share for 526,860 of the outstanding warrants and the exercise price of $6.67 per share for 484,500 of the outstanding warrants.

PROSPECTUS

Access National Corporation
1,011,360 Shares of
Common Stock

     We are a Virginia corporation and registered bank holding company. We are headquartered at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191, telephone number (703) 871-2100. Our common stock is not currently listed on any securities exchange or included in any automated quotation system.

     This prospectus relates to the sale of up to 1,011,360 shares of our common stock which will be issued upon exercise of 1,011,360 outstanding common stock warrants. The common stock warrants were previously issued by us pursuant to a Plan of Share Exchange, by which Access National Bank became our wholly-owned subsidiary, and its outstanding common stock warrants were converted to warrants for our common stock. There are 526,860 common stock warrants entitling their holders to purchase one share of our common stock for an exercise price of $3.33 per share. These warrants expire after December 1, 2006. For purposes of this prospectus, we refer to these warrants as the group A warrants. There are an additional 484,500 common stock warrants entitling their holders to purchase one share of our common stock for an exercise price of $6.67 per share. These warrants expire after June 4, 2004. For purposes of this prospectus, we refer to these warrants as the group B warrants. We will receive all the proceeds from the exercise of the warrants and the sale of our common stock. We will pay the expenses for registering the common stock with the Securities and Exchange Commission.

		Proceeds, before expenses, to
	Public offering price	Access National Corporation

Per share, upon exercise of group A warrants	$3.33	$3.33
Group A total, if all group A warrants are exercised	$1,754,444	$1,754,444
Per share, upon exercise of group B warrants	$6.67	$6.67
Group B total, if all group B warrants are exercised	$3,231,615	$3,231,615
Cumulative total, if all group A and group B warrants are exercised	$4,986,059	$4,986,059

Before purchasing the common stock, you should read the risk factors beginning on page 1.

Neither the SEC nor any state securities commission has approved or disapproved of the common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2003.

Table of Contents

Risk Factors	1

Where You Can Find More Information	2

Access National Corporation	3

Use of Proceeds	4

Description of Common Stock	4

Determination of Offering Prices	6

Plan of Distribution	6

Legal Matters	6

Experts	6

- i -

Risk Factors

     You should consider the following risk factors, in addition to other information contained or incorporated by reference in this prospectus, before deciding to purchase our common stock. Unless the context indicates or otherwise requires, references in this prospectus to “Access National Corporation,” the “Company,” “we,” “us” and “our” are to Access National Corporation and its consolidated subsidiaries, including Access National Bank, also referred to in this prospectus as the “bank.”

     We depend on the services of key personnel, and a loss of any of those personnel could disrupt our operations and result in reduced earnings. We are a customer focused and relationship driven organization. Our growth and success has been in a large part driven by the relationships maintained by our banking executives with our clients. The unexpected loss of services of one or more of our key employees could have a material adverse effect on our operations and possibly result in reduced revenues and earnings.

     Our focus on commercial and real estate loans may increase the risk of credit losses. We offer a variety of loans including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Many of these loans are secured by real estate (both residential and commercial) in the greater Washington, D.C. metropolitan area. We hire experienced loan officers and our executive management has extensive experience in administering business and real estate loans in the Washington, D.C. market. Although we believe our credit underwriting adequately considers the underlying collateral in the evaluation process, a major change in the real estate market could have an adverse effect on our customers, which in turn could impact us. Risk of loan defaults and foreclosures is unavoidable in the banking industry, and we try to limit our exposure to this risk by monitoring our extensions of credit carefully. We cannot, however, fully eliminate credit risk and credit losses may occur in the future.

     Our allowance for loan losses could become inadequate. We maintain an allowance for loan losses that we believe is adequate for absorbing any potential losses in our loan portfolio. Management conducts a periodic review and consideration of the loan portfolio to determine the amount of the allowance for loan losses based upon general market conditions, credit quality of the loan portfolio and performance of our customers relative to their financial obligations with us. The adequacy of the loan loss reserve for the bank is further tested periodically by an independent consultant reporting directly to our board of directors, our independent auditors and the Office of the Comptroller of the Currency. Although we believe the allowance for loan losses is adequate to absorb probable losses in our loan portfolio, we cannot predict such losses or that our allowance will be adequate in the future. Excessive loan losses could have a material impact on our financial performance.

     Our profitability depends on interest rates and changes in monetary policy may impact us. Changes in interest rates can have an adverse effect on us if interest rate risk is not properly managed. Rate reductions have a negative impact on our interest income because many commercial loans, real estate loans and home equity loans are based on the Prime Rate of interest. Generally, we believe that our pricing policies and strategy adequately address our interest rate risk. Additionally, we use the investment portfolio to balance our interest rate risk exposure. We adjust the mix of fixed rate and floating rate loans, investments and liabilities in light of current and expected rate environments. We monitor interest rate risk closely, however we cannot completely eliminate interest rate risk. Increases in interest rates over the past several months have reduced loan demand and, correspondingly, interest and fee income.

     Our historical results of operation may not be indicative of our future performance. We have demonstrated strong growth and profitability in the past, but we may not be able to continue to maintain strong levels of growth or profitability in the future. Our earnings are dependent on many items including the retention of key personnel, interest rates, loan losses and cost controls. Our future success could be impacted by changes in any or all of those factors.

     Northern Virginia is an extremely competitive market and volatility in the local economy can affect our success. We are headquartered in Reston, Virginia – the heart of the Northern Virginia region. We have been able to effectively leverage our talents, contacts and technology investments to achieve a strong financial position. As we expand, we may face stiff competition from banks and other financial institutions. In addition, as our local economy experiences degrees of volatility, our success is dependent to a certain extent upon the general economic conditions in our marketplace. Our ability to address these business risks depends on the success of our plans to diversify revenue sources and grow our core competencies.

     There is no established trading market for our common stock. Liquidity of our common stock is limited and there is no assurance that liquidity will improve. Individuals exercising their warrants may not have a trading market should they wish to sell shares of our common stock. We cannot guarantee that an active trading market or liquidity in our common stock will develop. Sellers of large positions of common stock may not be able to execute transactions timely or at a desired price level.

     The exercise of outstanding stock options and warrants would dilute the percentage ownership of our existing shareholders. We have granted certain options to purchase shares of stock under the bank’s stock option plan and have granted warrants to purchase shares of stock in several of our common stock offerings. The exercise of all outstanding stock options and warrants would entail the issuance of an additional 1,545,354 shares of stock, which would represent a 44% increase over the 3,484,500 shares of common stock outstanding as of November 7, 2003. This would dilute the percentage ownership of our existing shareholders.

Where You Can Find More Information

     We have incorporated by reference into this prospectus the following documents that we filed with the Securities and Exchange Commission (the Commission) under the Securities Exchange Act of 1934:

(i)	the Annual Reports on Form l0-KSB and 10-KSB/A for the fiscal year ended December 31, 2002;

(ii)	the Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

(iii)	the Current Reports on Form 8-K, dated September 24, 2003; and

(iv)	the Proxy Statement for the 2003 Annual Meeting of Shareholders.

In addition, any documents which we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering are also incorporated by reference into this prospectus.

     We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the Commission’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

     You may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits, unless the exhibits are also specifically incorporated by reference into this prospectus. Your request should be made to Michael W. Clarke, President and Chief Executive Officer at Access National Corporation, 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191 or at (703) 871-2100.

Access National Corporation

     Access National Corporation is a Virginia corporation and a bank holding company. Our subsidiary, Access National Bank, is a national banking association engaged in the general commercial banking business in the greater Washington, D.C. metropolitan area. Access National Corporation directs the policies and coordinates the financial resources of the bank. Our headquarters are at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191. Our telephone number is (703) 871-2100 and our internet website address is www.accessnationalbank.com.

     We provide commercial and private banking solutions to small and medium sized businesses, professionals, and associated individuals. Our primary market area is Northern Virginia, but the bank also targets customers throughout the greater Washington, D.C. metropolitan area. The primary sources of the bank’s revenue are interest earnings from loans and fee income from the gains generated on the sale of residential mortgage loans.

     The bank’s mission is to be a progressive, innovative and high quality provider of vital financial services to small businesses and associated professionals while enriching the long term interests of our shareholders, clients and associates. The bank’s short-term strategic goals include the development of a suite of financial services that meet the more challenging needs of chief financial officers and chief executive officers in our target business clientele. The bank has demonstrated its ability to meet those needs so far in the areas of commercial lending, cash management and private banking services, inclusive of mortgage banking.

     We also have a mortgage banking subsidiary, Access National Mortgage Corporation, headquartered at 1800 Robert Fulton Drive, Reston, Virginia. Access National Mortgage specializes in the origination of conforming and non-conforming home mortgages, primarily in the greater Washington, D.C. metropolitan area. The corporate objective of Access National Mortgage is to grow and maintain retail loan production in excess of $500 million, generate strong fee income and meet the mortgage needs of the bank’s clients and prospects. As a wholly-owned and regulated subsidiary of a national bank, Access National Mortgage has the ability to originate mortgage loans in most states in the country without the necessity of obtaining a license from individual states. Access National Mortgage will continue to be opportunistic in its geographic expansion while controlling the attendant risks. From time to time, the bank may purchase loans originated by Access National Mortgage.

     The bank also has a leasing subsidiary, Access National Leasing Corporation, which was acquired on April 10, 2002. This new subsidiary acquired the assets of Commercial Finance Corporation. Access National Leasing Corporation is headquartered at 1800 Robert Fulton Drive, Reston, Virginia. The bank’s corporate objective for Access National Leasing is to provide chief financial officers and chief executive officers of our clients and prospects with another critical financing tool not offered by many of our competitors. Access National Leasing originates equipment leases primarily from small to middle market companies in the greater Washington, D.C. metropolitan area. Leases are either sold for a gain to established institutional investors or purchased by the bank for investment. Within the bank’s target market, equipment leases generally carry a greater return over conventional loans.

Use of Proceeds

     The total gross proceeds from the exercise of the warrants may range from zero to $4,986,059, depending upon the number of shares we issue, which, in turn, is based on the number of warrants exercised by the holders of the warrants. The proceeds from the exercise of the warrants and the sale of the common stock will be paid directly to us. We estimate that we will pay expenses relating to the exercise of the warrants of approximately $50,000. We intend to use the proceeds for general corporate purposes and to support our continued growth and expansion.

Description of Common Stock

     Our articles of incorporation authorize us to issue 10,000,000 shares of common stock, par value $1.67, of which 3,484,500 shares are issued and outstanding as of November 7, 2003, and as of September 30, 2003, we have stock options for 533,994 shares of common stock issued and outstanding, of which 252,090 are exercisable. We have warrants for 1,011,360 shares of common stock issued and outstanding, of which warrants for 868,230 shares of common stock were exercisable as of September 30, 2003. An additional 45,000 warrants become exercisable December 31, 2003. All outstanding shares of common stock are fully paid and nonassessable. All share data and per share values have been adjusted for appropriately authorized stock dividends or stock splits. Our board of directors may issue shares of our common stock from time to time for such consideration as the board may deem advisable without further shareholder approval, subject to the maximum authorized common stock provided in our articles of incorporation. No class of stock other than common stock is authorized by our articles of incorporation. Certain characteristics of our common stock are summarized below:

     Dividend policy. We may pay dividends as and when determined by our board of directors after consideration of our earnings, general economic conditions, our financial condition and other factors as may be appropriate in determining dividend policy. To date, we have not paid any dividends, and have chosen to retain earnings to support our long-term growth. Holders of our common stock are entitled to receive and share equally in any dividends declared by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of our common stock are entitled to share ratably, after satisfaction in full of all of our liabilities, in all of our remaining assets available for distribution.

     Voting rights. Holders of our common stock are entitled to one vote per share on all matters submitted to shareholder vote.

     Preemptive rights. Holders of our common stock have no preemptive rights.

     Provisions which may affect changes in control. Articles 14 and 14.1 of the Virginia Stock Corporation Act contain provisions regarding affiliated transactions and control share acquisitions. Both the affiliated transactions statute and the control share acquisitions statute apply to Virginia corporations with more than 300 shareholders. As of May 2, 2003, we had approximately 325 holders of record. These provisions could have an anti-takeover effect, thereby reducing the control premium that might otherwise be reflected in the value of our common stock. Although Virginia corporations are permitted to opt out of these provisions, we have not done so. Below is a summary of the key provisions of these Articles. You should read the actual provisions of the Virginia Stock Corporation Act for a complete understanding of the restrictions that these provisions place on affiliated transactions and control share acquisitions.

     Affiliated transactions statute. Article 14 of the Virginia Stock Corporation Act governs “affiliated transactions,” or transactions between a Virginia corporation and an “interested shareholder.” “Interested shareholders” are holders of more than 10% of any class of a corporation’s outstanding voting shares. Subject to certain exceptions discussed below, the affiliated transactions statute requires that, for three years following the date upon which any shareholder becomes an interested shareholder, any affiliated transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the interested shareholder, and by a majority (but not less than two) of the “disinterested directors.” The affiliated transactions statute defines a disinterested director as a member of a corporation’s board of directors who either (i) was a member before the later of January 1, 1988 or the date on which an interested shareholder became an interested shareholder or (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the corporation’s board of directors. At the expiration of the three year period after a shareholder becomes an interested shareholder, these provisions require that any affiliated transaction be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the interested shareholder.

     The principal exceptions to the special voting requirement apply to affiliated transactions occurring after the three year period has expired and require either that the affiliated transaction be approved by a majority of the corporation’s disinterested directors or that the transaction satisfy specific statutory fair price requirements. In general, the fair price requirements provide that the shareholders must receive for their shares the higher of: the highest per share price paid by the interested shareholder for his or its shares during the two year period prior to becoming an interested shareholder, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed affiliated transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested shareholder, unless approved by a majority of the disinterested directors.

     Control share acquisitions statute. With specific enumerated exceptions, Article 14.1 of the Virginia Stock Corporation Act applies to acquisitions of shares of a corporation which would result in an acquiring person’s ownership of the corporation’s shares entitled to be voted in the election of directors falling within any one of the following ranges: 20% to 33-1/3%, 33-1/3% to 50% or 50% or more. Shares that are the subject of a control share acquisition will not be entitled to voting rights unless the holders of a majority of the “disinterested shares” vote at an annual or special meeting of shareholders of the corporation to accord the control shares with voting rights. Disinterested shares are those outstanding shares entitled to be voted that are not owned by the acquiring person or by officers and inside directors of the target company. Under specific circumstances, the control share acquisitions statute permits an acquiring person to call a special shareholders’ meeting for the purpose of considering granting voting rights to the holders of the control shares. As a condition to having this matter considered at either an annual or special meeting, the acquiring person must provide shareholders with detailed disclosures about his or its identity, the method and financing of the control share acquisition and any plans to engage in specific transactions with, or to make fundamental changes to, the corporation, its management or business. Under specific circumstances, the control share acquisitions statute grants dissenters’ rights to shareholders who vote against granting voting rights to the control shares. Among the acquisitions specifically excluded from the control share acquisitions statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation’s shareholders under other provisions of the Virginia Stock Corporation Act.

Determination of Offering Prices

     We determined the offering prices for the common stock to be issued upon the exercise of the group A warrants ($3.33 per share) and the group B warrants ($6.67 per share) by reference to the value of the stock at the time the warrants were issued.

Plan of Distribution

     The group A and the group B warrants were issued by us pursuant to a Plan of Share Exchange, by which Access National Bank became our wholly-owned subsidiary, and its outstanding common stock warrants were converted to warrants for our common stock. Access National Bank issued the group A warrants in 1999 and the group B warrants in 2002. Upon the exercise of a warrant by its holder, we, acting as our transfer agent, will deliver a certificate evidencing the shares of common stock being received by the holder in exchange for a duly executed warrant certificate (or notice of exercise if the warrant was not in the form of a certificate) accompanied by payment in the form of cashier’s check or bank check. The exercise price will be calculated by multiplying the number of warrants being exercised by the exercise price, currently $3.33 per share for the group A warrants and $6.67 per share for the group B warrants. The exercise price may be adjusted to reflect certain stock dividends, stock splits or similar transactions affecting the common stock.

Legal Matters

     Troutman Sanders LLP has passed upon the validity of the common stock to be issued upon the exercise of the warrants.

Experts

     Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, have been audited by Yount, Hyde & Barbour, P.C., independent auditors, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     You should rely only on the information contained in this document or documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Access National Corporation or Access National Bank may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

________________

Access National Corporation

Common Stock
________________

Prospectus

________________

______________, 2003

Part II.  Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution

SEC registration fee	$404
Accounting fees and expenses	5,000
Legal fees and expenses	43,000
Printing expenses	1,596
Miscellaneous expenses	1,000

Total	$50,000

Item 15.  Indemnification of Directors and Officers

     Article VI of our articles of incorporation limits the liability of our directors and officers to the Company and its shareholders to the full extent permitted by the Virginia Stock Corporation Act as now and hereafter in effect. The Virginia Stock Corporation Act places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation’s articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the director or officer. Our articles of incorporation provide that our directors and officers will not be monetarily liable to us or our shareholders, if such limitation is permissible under the Virginia Stock Corporation Act. This limitation does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of our articles of incorporation, together with the Virginia Stock Corporation Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

     Article VI of our articles of incorporation also mandates indemnification of our directors and officers to the full extent permitted by the Virginia Stock Corporation Act. The Virginia Stock Corporation Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. We are required to indemnify our directors and officers in all such proceedings if they have not violated this standard.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.  Exhibits

Exhibit No	Description

4a	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K12G3, filed July 19, 2002, File No. 000-49929)

4b	Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K12G3, filed July 19, 2002, File No. 000-49929)

5	Opinion of Troutman Sanders LLP as to the legality of the securities to be registered.

23a	Consent of Yount, Hyde & Barbour, P.C.

23b	Consent of Troutman Sanders LLP (included in Exhibit 5 hereto)

24	Power of attorney (included herewith)

Item 17.  Undertakings

     We hereby undertake

     (i) to file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

             (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

             (c) include any additional or changed material information on the plan of distribution;

Provided, however, that paragraphs (i)(a) and (i)(b) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (ii) for purposes of determining any liability under the Securities Act of 1933,

             (a) to treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering and to file a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering and

             (b) each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reston, State of Virginia, on this 17th day of November, 2003.

ACCESS NATIONAL CORPORATION (Registrant)

By: /s/ MICHAEL W. CLARKE Michael W. Clarke President and Chief Executive Officer and Director

Power of Attorney

     Each person whose signature appears below constitutes and appoints Michael W. Clarke, his true and lawful attorney-in-fact as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Form S-3 relating to 1,011,360 shares of common stock $1.67 par value of Access National Corporation, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 17th day of November, 2003.

Name	Title

/s/ JACQUES REBIBO Jacques Rebibo	Chairman of the Board

/s/ MICHAEL W. CLARKE Michael W. Clarke	President and Chief Executive Officer and Director

/s/ JOHN W. EDGEMOND, IV John W. Edgemond, IV	Director

/s/ ROBERT C. SHOEMAKER Robert C. Shoemaker	Executive Vice President and Corporate Secretary and Director

/s/ CHARLES WIMER Charles Wimer	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4a	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K12G3, filed July 19, 2002, File No. 000-49929)

4b	Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K12G3, filed July 19, 2002, File No. 000-49929)

5	Opinion of Troutman Sanders LLP as to the legality of the securities to be registered.

23a	Consent of Yount, Hyde & Barbour, P.C.

23b	Consent of Troutman Sanders LLP (included in Exhibit 5 hereto)

24	Power of attorney (included herewith)